Exhibit 99.1

NEWS RELEASE

August 12, 2016	OTCQX: DPDW

DEEP DOWN REPORTS SECOND QUARTER 2016 RESULTS

HOUSTON, August 12, 2016 /PRNewswire/ -- Deep Down, Inc. (OTCQX: DPDW) ("Deep Down" or the "Company"), an oilfield services company specializing in complex deepwater and ultra-deepwater oil production distribution system support services, today reported financial results for the quarter ended June 30, 2016.

OPERATING RESULTS

For the second quarter of 2016, Deep Down reported a net loss of $0.5 million, or $0.03 loss per diluted share, compared to a net loss of $0.03 million, or $0.0 per diluted share for the second quarter of 2015.

Revenues for the quarter ended June 30, 2016 were almost $6.0 million compared to revenues of $6.5 million for the quarter ended June 30, 2015. The $0.5 million (9 percent) decrease is primarily a result of several offshore projects being delayed, and some projects having longer than expected delays in the commencement of procurement and manufacturing activities, thus reducing the corresponding revenues to be recognized.

Gross profit for the quarter ended June 30, 2016 was $1.9 million compared to $2.0 million for the quarter ended June 30, 2015. Despite the lower revenues in 2016, our gross profit percentage in 2016 increased to 33 percent compared to gross profit percentage in 2015 of 31 percent. The lower margins in the second quarter of 2015 related to costs incurred on a large project, whose revenues were not recognized due to a contractual dispute.

The Company's management evaluates its financial performance based on a non-GAAP measure, Modified EBITDA, which consists of earnings (net income or loss) available to common shareholders before net interest expense, income taxes, depreciation and amortization, and other non-cash and non-recurring charges. Modified EBITDA loss for the quarter ended June 30, 2016 was $(0.03) million compared to a Modified EBITDA of $0.6 million for the quarter ended June 30, 2015. The $0.7 million decrease is primarily attributable to our decrease in revenues, as mentioned above.

At June 30, 2016, we had working capital of $13.8 million, including cash of approximately $7.0 million.

Ronald E. Smith, Chief Executive Officer, stated, “The industry continues to languish in low oil prices and many of our customers are continuing to reduce their number of personnel. We are seeing our customers shift from pure cost reduction, to a longer term view of cost rationalization with the uncertainty in the industry in mind. This renewed mindset is giving rise to new opportunities for smarter and more collaborative solutions, especially within companies that made major personnel reductions. Much of the industry expects oil prices to improve by year-end, however there is no clear indication that will happen, so we intend to focus on cost reductions and running operations as lean as possible.

“We expect our backlog to remain fairly stable, with more than 80% of it from major operators, and will continue to focus on our core product lines, while managing our costs.”

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EARNINGS CONFERENCE CALL

In connection with this earnings release, Deep Down will host its quarterly conference call on Monday, August 15, 2016 at 4:30 PM Eastern Time (3:30 PM Central Time). Interested investors are invited to dial the toll free number at (877) 303-6187 and provide the Conference ID: 62707031.

At the conclusion of the call, a replay will be available until August 29, 2016.  To access the replay of the call dial (855) 859-2056 and provide the same Conference ID.

The call can also be accessed via the web by going to the Investor Relations section of the Company’s website at www.deepdowninc.com.

About Deep Down, Inc.

Deep Down, Inc. is an oilfield services company serving the worldwide offshore exploration and production industry. Deep Down's proven services and technological solutions include distribution system installation support and engineering services, umbilical terminations, loose-tube steel flying leads (LSFL), installation buoyancy, ROVs and tooling, marine vessel automation, control, and ballast systems. Deep Down supports subsea engineering, installation, commissioning, and maintenance projects through specialized, highly experienced service teams and engineered technological solutions. The company's primary focus is on more complex deepwater and ultra-deepwater oil production distribution system support services and technologies, used between the platform and the wellhead. More information about Deep Down is available at www.deepdowninc.com.

Forward-Looking Statements

Any forward-looking statements in the preceding paragraphs of this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties in that actual results may differ materially from those projected in the forward-looking statements. In the course of operations, we are subject to certain risk factors, competition and competitive pressures, sensitivity to general economic and industrial conditions, international political and economic risks, availability and price of raw materials and execution of business strategy. For further information, please refer to the Company's filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.

For Further Information

Investor Relations

Casey Stegman

casey@stonegateinc.com

Stonegate Inc.

972.850.2001

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DEEP DOWN, INC.

SUMMARY FINANCIAL DATA

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
(In thousands, except per share amounts)		(As restated)		(As restated)
Revenues	$5,968	$6,536	$10,323	$12,369
Cost of sales	4,027	4,529	6,949	9,133
Gross profit	1,941	2,007	3,374	3,236
Total operating expenses	2,472	2,070	5,366	4,534
Operating loss	(531)	(63)	(1,992)	(1,298)
Total other income (expense)	(6)	42	1,009	(19)
Loss before income taxes	(537)	(21)	(983)	(1,317)
Income tax expense	(5)	(8)	(10)	(14)
Net loss	$(542)	$(29)	$(993)	$(1,331)

Net loss per share, basic and diluted	$(0.03)	$–	$(0.06)	$(0.09)

Weighted-average shares outstanding, basic and diluted	15,546	15,110	15,555	15,120

Modified EBITDA data:
Net loss	$(542)	$(29)	$(993)	$(1,331)
Less gain on sales of Channelview property	–	–	(1,070)	–
Add back interest expense, net	6	64	61	125
Add back depreciation and amortization	384	464	812	841
Add back income tax expense, net	5	8	10	14
Add back share-based compensation	119	127	274	253
Modified EBITDA (EBITDA Loss)	$(28)	$634	$(906)	$(98)

Cash flow data:
Cash provided by (used in):
Operating activities	$2,095	$(1,767)
Investing activities	3,380	(216)
Financing activities	1,134	1,327

	June 30, 2016	December 31, 2015
Balance sheet data:
Cash	$6,983	$4,274
Current assets	19,630	16,823
Current liabilities	5,848	4,955
Working capital	13,782	11,868
Total assets	28,576	28,538
Total debt	–	2,747
Total liabilities	5,848	4,955
Stockholders' equity	22,728	23,583

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